Exhibit 99.1

ARMADA HOFFLER PROPERTIES REPORTS SECOND QUARTER 2013

PRO FORMA RESULTS

- Pro Forma Core FFO of $6.5 Million, $0.20 Per Share -

- Operating Property Portfolio at 93.5% Average Occupancy -

VIRGINIA BEACH, VA, August 13, 2013—Armada Hoffler Properties, Inc. (NYSE: AHH), a full service real estate company, which develops and owns high-quality office, retail and multifamily properties in key Mid-Atlantic markets, today announced its pro forma results for the quarter ended June 30, 2013.

Company Highlights for the Second Quarter 2013

•	Generated Pro Forma Core FFO of $6.5 million, or $0.20 per share.

•	Average occupancy stable at 93.5% compared to the prior quarter and year end 2012.

•	Executed new and renewal leases totaling over 80,000 square feet in the office and retail property portfolios.

•

Development pipeline of six properties, consisting of 384,600 square feet of office and retail property and 491 multifamily units. The Main Street Office development in Virginia Beach is 46% pre-leased.

•	Engaged in 17 construction contracts at an estimated value of approximately $117.3 million, with approximately $58.2 million of work still to be completed.

•	Completed a successful initial public offering (IPO) raising gross proceeds of approximately $218.5 million.

“We are pleased with the stable performance generated by our portfolio in the second quarter,” commented Louis Haddad, Chief Executive Officer. “Our portfolio continued to produce strong metrics, including solid leasing activity and the execution on our development pipeline is progressing, while the completion of our initial public offering provides us with a more efficient capital base. With an attractive array of opportunities which our teams are pursuing, we are well-positioned to grow cash flows and create value for our shareholders into the future.”

Second quarter 2013 operating results for the quarter ended June 30, 2013

For the second quarter of 2013, net income was $8.4 million, or $0.26 per share, which includes one-time items from the Company’s IPO and Formation Transactions as well as non-cash stock compensation and impairment charges during the second quarter 2013. Net income was the result of revenue of $37.5 million, expenses of $34.6 million, and interest expense of $3.3 million. Net income for the second quarter of 2013 excluding one-time and non-cash items was $1.4 million, or $0.04 per share.

In addition to the Company’s second quarter 2013 operating results, a reconciliation of net income to pro forma core funds from operations can be found in the tables at back of this release. The pro forma results reflect the second quarter results as if the Company’s IPO and the Formation Transactions were completed at the start of the second quarter. Pro forma core funds from operations for the second quarter of 2013, as defined and reconciled to net income, was $6.5 million, or $0.20 per share.

During the second quarter the Company executed seven new office leases and lease renewals totaling 33,771 square feet and 13 new retail leases and lease renewals totaling 46,382 square feet. At the end of the second quarter, the Company’s office, retail and multifamily property operating portfolios were 93.4%, 94.6% and 91.2% occupied, respectively.

General Contracting Activities

At the end of the second quarter, the Company was engaged in 17 construction contracts with an estimated contract value of approximately $117.3 million, with approximately $59.1 million of work in place and a balance to complete of approximately $58.2 million. The Company executed another five contracts subsequent to the quarter close with a total contract value of approximately $25.9 million.

Balance Sheet and Financing

During the second quarter of 2013 the Company completed its IPO, raising gross proceeds of approximately $218.5 million, and net proceeds of approximately $203.2 million after the underwriting discount but before expenses. Proceeds were used to repay certain indebtedness, acquire properties and equity interests, and for general business purposes.

On May 13, 2013, the Company, through its operating partnership, entered into a $100.0 million senior secured revolving credit facility with an option to increase the borrowing capacity to $250.0 million. The facility has a three-year term with an initial maturity date of May 13, 2016 and with a one-year extension option.

After completion of these transactions, the Company repaid approximately $150.0 million of debt outstanding, including $146.6 million of secured first mortgage debt and $3.4 million of other debt. Of the nine properties unencumbered by these mortgage loan repayments, four properties have been pledged as collateral for the credit facility, and the remaining five are available to increase the borrowing capacity of the facility.

Including the impact of these transactions and repayments, the Company had approximately $244.3 million of debt outstanding at the end of the second quarter, including $25.0 million outstanding on the credit facility.

Subsequent Events

On July 3, 2013 Armada Hoffler paid off the loan secured by the Main Street Land and on July 30, 2013 closed on a $63.0 million construction loan to fund the Main Street Office and Main Street Apartment development pipeline projects. The loan matures on January 30, 2017 and is interest only at LIBOR plus 1.95%. The loan is a credit line deed of trust in which the Company intends to use periodically to fund construction of the two projects. As of the date of this release there is no balance outstanding on this loan.

On July 17, 2013, Armada Hoffler unencumbered a sixth property after closing on the full defeasance of the Columbus Tower loan at a cost of $14.9 million. The property is now available to be added to the borrowing base of the secured credit facility. Concurrent with this transaction, the Company borrowed $15.0 million from the credit facility and, thus, as of the date of this filling has $40.0 million outstanding on the credit facility.

Dividend

On June 19, 2013, the Company announced that its Board of Directors declared a partial dividend of $0.08 per share on the Company’s common stock for the second quarter of 2013. The partial dividend reflects the 48 days during the quarter after which the Company’s IPO and related formation transactions were completed, and reflects the board’s current intention to provide an annualized distribution of $0.63 per share. The dividend was paid in cash on July 11, 2013.

Supplemental Financial Information

Further details regarding pro forma operating results, the Company predecessor’s historical operating results, properties and leasing statistics can be found in the Company’s supplemental financial package and Form 10-Q available at www.armadahoffler.com under the Investor Relations section.

Webcast and Conference Call

The Company will host a webcast and conference call on Wednesday, August 14, 2013 at 10:00 a.m. Eastern time to review second quarter results and discuss recent events. The live webcast will be available at www.armadahoffler.com under the Investors Relations section. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through August 28, 2013, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 418596.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. is a full service real estate company with extensive experience developing, building, owning and managing high-quality, institutional-grade office, retail and multifamily properties in attractive markets throughout the Mid-Atlantic United States. The Company has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include statements related to the Company’s ability to outperform the ongoing recovery of the office, retail and residential REIT industry and the markets in which the Company’s properties are located, the Company’s ability to generate internal and external growth, the Company’s ability to increase cash flows and valuation, expansion of the credit facility and the Company’s payment of dividends in the future. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s registration statement in Form S-11 and other documents filed by the Company with the Securities and Exchange Commission.

Non GAAP Financial Measures

The Company makes reference to FFO, as defined by the National Association of Real Estate Investment Trusts, as a supplemental measure of our operating performance. FFO is defined as net income (loss) in accordance with GAAP, excluding impairment write-downs on depreciable real estate, gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of properties, plus real estate related depreciation and amortization. FFO and derivations thereof, are not alternatives to GAAP operating income (loss) or net income (loss) available to common stockholders.

For reference, as an aid in understanding management’s computation of FFO, a reconciliation of FFO to net income (loss) in accordance with GAAP has been included below.

FINANCIAL TABLES:

Armada Hoffler Properties, Inc.

Condensed Consolidated Balance Sheet

June 30, 2013

(Unaudited and in Thousands)

Assets
Real estate investments:
Income producing property	$403,296
Held for development	4,733
Construction in progress	12,258

Accumulated depreciation	(98,612)

Net real estate investments	321,675

Cash and cash equivalents	14,737
Restricted cash	3,117
Accounts receivable, net	17,509
Construction receivables, including retentions	17,511
Construction contract costs and estimated earnings in excess of billings	901
Other assets	23,857

Total Assets	$399,307

Liabilities
Indebtedness:
Secured debt	$244,336
Accounts payable and accrued liabilities	8,060
Construction payables, including retentions	17,512
Billings in excess of construction contract costs and estimated earnings	3,258
Other liabilities	14,590

Total Liabilities	287,756

Equity
Common stock	192
Additional paid-in capital	767
Distributions in excess of earnings	(43,934)
Non-controlling interest in operating partnership	154,526

Total Equity	111,551

Total Liabilities and Equity	$399,307

Armada Hoffler Properties, Inc. and Predecessor

Condensed Consolidated and Combined Income Statement

For the Three Months Ended June 30, 2013

(Unaudited and in Thousands, except per share data)

Revenues
Rental revenues	$14,231
General contracting and real estate services revenues	23,291

Total revenues	37,522

Expenses
Rental expenses	3,399
Real estate taxes	1,248
General contracting and real estate services expenses	22,503
Depreciation and amortization	4,020
General and administrative	2,857
Impairment charges	533

Total expenses	34,560

Operating income	2,962

Interest expense	(3,289)
Loss on extinguishment of debt	(1,125)
Gain on acquisitions	9,460
Other income (expense)	185

Income before income taxes	8,193

Income tax benefit	211

Net income	$8,404

Per Share:
Basic and Diluted	$0.26

Weighted Average Common Shares and Units:
Basic and Diluted	31,664

Armada Hoffler Properties, Inc. and Predecessor

Reconciliation of Net Income to Pro Forma Core Funds From Operations

For the Three Months Ended June 30, 2013

(Unaudited and in Thousands, except per share data)

Net Income	$8,404

Funds From Operations Adjustments:
Depreciation and amortization	4,020
Gain on acquisitions	(9,460)
Real estate joint ventures	(78)

Funds From Operations	2,886

Pro Forma Adjustments:
Interest expense	1,060
Real estate joint ventures	285
General and administrative expenses	(200)

Pro Forma Funds From Operations	4,031

Core FFO Adjustments:
Loss on extinguishment of debt	1,125
Non-cash stock compensation	769
Impairment charges	533

Pro Forma Core Funds From Operations	$6,458

Pro Forma Core Funds From Operations per share	$0.20

Common Shares and Units Outstanding	32,223

Contact:

Investor Relations

Email: InvestorRelations@ArmadaHoffler.com

Phone: (757) 366-6620